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                                                                    EXHIBIT 8(e)

                          CUSTODIAL SERVICES AGREEMENT


         AGREEMENT dated as of October 31, 1991, between CITIBANK, N.A., a national banking association, having an office at 111 Wall Street, New York, New York 10043 (the "Bank"), and The Market Street Fund a corporation organized under the laws of the State of Maryland having an office at P.O. Box 7378 PHILA, PA 19101 (the "Company").

                            W I T N E S S E T H :

         THAT WHEREAS, the Board of Directors of the Company, at a meeting held October 25, 1991 has adopted resolutions, copies of which are attached hereto as Exhibit A, which, in part, authorize the Company to open and maintain a custody account (the "Custody Account") with the Bank to hold certain property of the International Portfolio of the Market Street Fund ("Property") including but not limited to stocks, bonds, or other securities ("Securities"), funds and other property owned or held by the Company and authorize the Company's entry into this Agreement;

         NOW, THEREFORE, in consideration of the premises and of the agreements hereinafter set forth, the parties hereby agree as follows:

         1.  APPOINTMENT AND ACCEPTANCE

             The Company hereby appoints the Bank as custodian of the Property, and the Bank agrees to act as such upon the terms and conditions hereinafter provided.

         2.  DELIVERY; SAFEKEEPING

             The Company has heretofore delivered or will deliver Property to the Bank, and will deliver or cause to be delivered to the Bank, Property hereafter acquired, which Property the Bank agrees to keep safely as custodian for the Company. The Bank shall not surrender possession of Property except upon properly authorized instructions of the Company.
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         3.  IDENTIFICATION AND SEGREGATION OF ASSETS

             With respect to Property in the Custody Account:

             (a) The Bank will segregate and identify on its books as belonging to the Company all Property held by the Bank or any other entity authorized to hold Property in accordance with Section 6 or 7 hereof.

             (b) The Bank shall supply to the Company from time to time as mutually agreed upon a written statement with respect to all of the Property in the Custody Account. In the event that the Company does not inform the Bank in writing of any exceptions or objections within a reasonable time after receipt of such statement, the Company shall be deemed to have approved such statement.

         4.  STANDARD OF CARE

             The Bank assumes full responsibility to exercise the same standard of care that it exercises over its own assets in the safekeeping, handling, servicing and disposition of the Property, in accordance with this Agreement. The Bank will exercise the due care expected of a professional custodian for hire with respect to the Property in its possession or control and shall assume the burden of proving that it exercised such care in the event of any loss of such Property.

             The Bank is not under any duty to supervise the investments of the Company, or to advise or make any recommendation to the Company with respect to the purchase or sale of any of the Securities or the investment of any funds.

         5.  PERFORMANCE BY THE BANK

             (a)    RECEIPT, DELIVERY AND DISPOSAL OF SECURITIES.

                    The Bank shall, or shall instruct any other entity authorized to hold Property in accordance with Section 6 or 7 hereof, to receive or deliver Securities and credit or debit the Company's account, in accordance with properly authorized instructions from the Company. The Bank or such entity shall also receive in custody





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                    all stock dividends, rights and similar securities issued
                    in connection with Securities held hereunder, shall surrender for payment, in a timely manner, all items maturing or called for redemption and shall take such other action as the Company may direct in properly authorized instructions.

             (b)    TRADE EXECUTION.

                    The Company may from time to time place orders with the Bank to buy or sell Securities. The Bank or any entity authorized to hold Property in accordance with Section 7 hereof may, unless otherwise specified, refer each such order to any broker or sub-agent of its choice, including an affiliate of the Bank, and shall have no liability or responsibility whatsoever for any error, neglect or default of any such broker or sub-agent or for mutilations, interruptions, omissions, errors or delays occurring in the mails, or on the part of any telegraph, cable or wireless company, or any employee of such company, or by reason of any cause beyond its control. In placing such orders, the Company may from time to time place special orders with the Bank which will, as agent, undertake the purchase or sale of the Securities as set out above; provided that if the order is for the purchase or sale of obligations of the United States Government or its agencies, or state or municipal bonds, the Bank may act as principal. The Company hereby agrees, with respect to all purchases, that funds for settlement will be on deposit by the settlement date. Further, the Company agrees to provide specific instructions regarding the deposit or delivery of all such Securities to the Custody Account.

             (c)    REGISTRATION.

                    Securities held hereunder may be registered in the name of the Bank, any entity authorized to hold Property in accordance with Section 6 or 7 hereof, or a nominee of the Bank or any such authorized entity, and the Company shall be informed upon request of all such registrations. The Securities in registered form will be transferred upon request of the Company into such names





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                    or registrations as it may specify in properly authorized
                    instructions.

             (d)    CASH ACCOUNTS.

                    All cash received or held by the Bank or by any entity authorized to hold Property in accordance with Section 7 hereof as interest, dividends, proceeds from transfer, and other payments for or with respect to the Securities shall be (i) held in a cash account in accordance with properly authorized instructions received by the Bank, or (ii) converted and remitted to the Company at the Company's risk. In effecting any currency conversions hereunder, the Bank or such entity may use such methods or agencies as it may see fit including the Bank's facilities at customary rates.

             (e)    REPORTS, RECORDS, AFFIDAVITS AND ACCESS.

                    If the Bank has in place a system for providing telecommunication access or other means of direct access by customers to the Bank's reporting system for Property in the Custody Account, then, at the Company's election, the Bank shall provide the Company with such instructions and passwords as may be necessary in order for the Company to have such direct access through the Company's terminal device. Such direct access shall be restricted to information relating to the Custody Account. Where direct access to such reporting system is requested by the Company, the Company agrees to assume full responsibility for the use, including any misuse or unauthorized use of the terminal device that is caused by the Company and not an unrelated third party, instructions or passwords referred to above and agrees to defend and indemnify the Bank and hold the Bank harmless from and against any and all liabilities, losses, damages, costs, counsel fees, and other expenses suffered or incurred by the Bank by reason of or in connection with such use by the Company of such terminal device, unless such liabilities, losses, damages, costs, counsel fees and other expenses can be shown to be the result of negligent or wrongful acts of the Bank, the Bank's employees or the Bank's agents. Further, where the Company elects to have





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                    direct access, the Bank shall provide the Company on each
                    business day a report of the preceding business day's transactions relating to such accounts and of the closing or net balances of each business day. If the Company should not choose to have direct access, the Bank shall provide the Company with such reports of transactions in the Custody Account by such means as may be mutually agreed upon.

                    During the Bank's regular banking hours and upon receipt of reasonable notice from the Company, any officer or employee of the Company, any independent accountant(s) selected by the Company and any person designated by any regulatory authority having jurisdiction over the Company shall be entitled to examine on the Bank's premises, Property held by the Bank on its premises and the Bank's records regarding Property held hereunder deposited with entities authorized to hold Property in accordance with Section 6 or 7 hereof, but only upon the Company's furnishing the Bank with properly authorized instructions to that effect, provided, such examination shall be consistent with the Bank's obligations of confidentiality to other parties.
                    The Bank's costs and expenses in facilitating such examinations and providing such reports and documents, including but not limited to the cost to the Bank of providing personnel in connection with examinations shall be borne by the persons or agencies making such examinations or receiving such reports or documents, provided that such costs and expenses shall not be deemed to include the Bank's costs in providing to the Company:
                    (i) the "single audit report" of the independent certified public accountants engaged by the Bank; and (ii) such reports and documents as this Agreement contemplates that the Bank shall furnish routinely to the Company.

                    The Bank shall also seek to obtain from any entity with which the Bank maintains the physical possession of any of the Property in the Custody Account such records of such entity relating to the Custody Account as may be required by the Company or its





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                    agents in connection with an internal examination by the
                    Company of its own affairs. Upon a reasonable request from the Company, the Bank shall use its best efforts to furnish to the Company such reports (or portions thereof) of the external auditors of each such entity as relate directly to such entity's system of internal accounting controls applicable to its duties under its agreement with the Bank.

                    The Bank shall supply to the Corporation from time to time, written operational procedures which shall govern the day to day operations of the account. Such operating procedures are hereby incorporated herein by reference.

             (f)    VOTING AND OTHER ACTION.

                    The Bank will transmit to the Company upon receipt, and will instruct any entities authorized to hold Property in accordance with Section 6 or 7 hereof to transmit to the Company upon receipt, all financial reports, stockholder communications, notices, proxies and proxy soliciting materials received from issuers of the Securities, and all information relating to exchange or tender offers received from offerors with respect to the Securities. Such proxies will be executed by the registered holder if the registered holder is other than the Company, but the manner in which the Securities are to be voted will not be indicated. Specific instructions regarding proxies will be provided when necessary. Neither the Bank nor any such entity shall vote any of the Securities or authorize the voting of any Securities or give any consent or take any other action with respect thereto, except as otherwise provided herein.

                    In the event of tender offers, the Company will mail instructions to the Bank as to the action to be taken with respect thereto or telephone such instructions to its Citibank account administrator at the Bank, designating such instructions as being related to a tender offer. The Company shall deliver to the Bank, by 5:00 P.M.,





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                    New York time on the following calendar day, written
                    confirmation of telephonic instructions.

                    The Company agrees that if it gives an instruction and such instruction is not received by the Bank for the performance of an act on the last permissible date of a period established by the tender offer or for the performance of such act or that if it fails to provide next day written confirmation of an oral instruction, the Company shall hold the Bank harmless from any adverse consequences of failing to follow said instructions.

                    The Bank is authorized to accept and open in the Company's behalf all mail or communications received by it or directed in its care.

             6.     AUTHORIZED USE OF U.S. DEPOSITORIES

                    The Company authorizes the Bank, for any Securities held hereunder, to use the services of any United States securities depository permitted to perform such services for registered investment companies and their custodians under Rule 17f-4 under the Investment Company Act of 1940 (the "Act"), including but not limited to, the Depository Trust Company and the Federal Reserve Book Entry System.

             7.     USE OF FOREIGN CUSTODIANS

                    (a)      AUTHORIZATION.

                             The Bank may cause Securities which are foreign securities within the meaning of Rule 17f-5(c)(1) under the Act ("Foreign Securities") and amounts of cash and cash equivalents reasonably required to effect the Company's Foreign Securities transactions ("Cash") in the Custody Account to be held in such country or other jurisdiction as the Company shall direct in properly authorized instructions.

                             The Bank may hold such Foreign Securities and Cash in subcustody accounts, which shall be deemed part of the Custody Account and which have been established by the Bank with (i)





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                             branches of "Qualified U.S. Banks", as defined in
                             Rule 17f-5(c)(3) under the Act ("Branches"), or
                             (ii) foreign custodians which satisfy the provisions of Rule 17f-5(c)(2)(i) or (ii) under the Act, or which are exempt from such provisions under an order or release issued by the Securities and Exchange Commission, and which the Company has approved in accordance with the following procedure ("Eligible Foreign Custodians"). In order to approve a foreign custodian, the Company shall approve both the use of and the Bank's contract with the foreign custodian by resolution and shall present a certified copy of such resolution to the Bank.

                             The Bank, a Branch or an Eligible Foreign
                             Custodian is authorized to hold such Foreign
                             Securities in an account with any foreign securities depository or foreign clearing agency which satisfies the provisions of Rule 17f-5(c)(iii) or (iv) under the Act, or which is exempt from such provisions under an order or release issued by the Securities and Exchange Commission, and which the Company has approved in accordance with the following procedure ("Eligible Foreign Securities Depository"). In order to approve a foreign securities depository, the Company shall approve the use of such foreign securities depository and a written description of the names in which such depository will maintain the Company's assets by resolution and shall present a certified copy of such resolution to the Bank.

                             (b) PROVISION OF INFORMATION REGARDING FOREIGN CUSTODIANS AND SECURITIES DEPOSITORIES.
                                    (1)  The Bank shall use its best efforts to
                                    assist the Company in obtaining the
                                    following:

                                        (A)   Information concerning whether,
                                              and to what extent, applicable
                                              foreign law would restrict the
                                              access afforded the Company's
                                              independent public accountants to
                                              books and records kept by a
                                              foreign custodian or foreign
                                              securities depository used in
                                              that country;





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                                        (B)   Information concerning whether,
                                              and to what extent, applicable
                                              foreign law would restrict the
                                              Company's ability to recover its
                                              assets in the event of the
                                              bankruptcy of a foreign custodian
                                              or foreign securities depository
                                              used in that country;

                                        (C)   Information concerning whether,
                                              and to what extent, applicable
                                              foreign law would restrict the
                                              Company's ability to recover
                                              assets that are lost while under
                                              the control of a foreign
                                              custodian or foreign securities
                                              depository used in that country;
                                              and

                                        (D)   Information concerning whether
                                              under applicable foreign currency
                                              exchange regulations, the
                                              Company's cash and cash
                                              equivalents held in that country
                                              are readily convertible to U.S.
                                              dollars.

                                        (E)   Information relating to whether
                                              each foreign custodian or foreign
                                              securities depository used would
                                              provide a level of safeguards for
                                              maintaining the Company's assets
                                              not materially different from
                                              that provided by the Bank in
                                              maintaining the Securities in the
                                              United States;

                                        (F)   Information concerning whether
                                              each foreign custodian or foreign
                                              securities depository used has
                                              offices in the United States in
                                              order to facilitate the assertion
                                              of jurisdiction over and
                                              enforcement of judgments against
                                              such custodian or depository; and

                                        (G)   As to each foreign securities
                                              depository used, information
                                              concerning the number of
                                              participants in, and operating
                                              history of, such depository.





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                                    (2)  During the term of this Agreement, the
                                         Bank shall use its best efforts to
                                         provide the Company with prompt notice
                                         of any material changes in the facts
                                         or circumstances upon which any of the
                                         foregoing information or statements
                                         were based.

                                    (3)  Notwithstanding any of the foregoing
                                         provisions of this subsection (b) of
                                         this Section 7, the Bank's undertaking
                                         to assist the Company in obtaining the
                                         information referred to in this
                                         subsection (b) of this Section 7 shall
                                         neither increase the Bank's duty of
                                         care nor reduce the Company's
                                         responsibility to determine for itself
                                         the prudence of entrusting its assets
                                         to any particular foreign custodian or
                                         foreign securities depository.

                             (c)    SEGREGATION AND IDENTIFICATION OF ASSETS.

                                    The Bank will deposit Property of the
                                    Company with a Branch or an Eligible
                                    Foreign Custodian only in an account which holds exclusively the assets of the Bank as custodian for its customers. In the event that a Branch or an Eligible Foreign Custodian is authorized to hold any of the Foreign Securities placed in its care in an Eligible Foreign Securities Depository pursuant to the provisions of subsection
                                    (a) of this Section 7, the Bank will
                                    direct such Branch or Eligible Foreign
                                    Custodian to identify on its books such
                                    Foreign Securities as being held for the account of the Bank as custodian for its customers.

                             (d)    INSTRUCTIONS TO BRANCHES AND ELIGIBLE
                                    FOREIGN CUSTODIANS.

                                    Any Property in the Custody Account held by a Branch or Eligible Foreign Custodian will be subject only to the instructions of the Bank or its agents; and any Foreign Securities held in an Eligible Foreign Securities Depository for the account of a Branch or an Eligible Foreign Custodian will be subject only to the instructions of such Branch or Eligible Foreign Custodian as subcustodian for the Bank.





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                    8.       AUTHORIZATIONS

                             The Bank is authorized to rely and act upon written, signed instructions of those persons as are named in a list provided to the Bank from time to time and certified by the Company's Secretary or Assistant Secretary. Such list shall separately designate those persons who may authorize the withdrawal of the Securities free of payment. The Company will provide the Bank with authenticated specimen signatures of the persons so authorized.

                             The Bank is further authorized to rely upon any instructions received by any other means and identified as having been given or authorized by any person named to the Bank as authorized to give written instructions, regardless of whether such instructions shall in fact have been authorized or given by any of such persons, provided that the Bank and the Company shall have agreed upon the means of transmission and the method of identification for such instructions.
                             Instructions received by any other means shall include verbal instructions, provided that any verbal instructions shall be promptly confirmed in writing. In the event verbal instructions are not subsequently confirmed in writing, as provided above, the Company agrees to hold the Bank harmless and without liability for any claims or losses in connection with such verbal instructions.

                             The Company may appoint one or more investment managers ("Investment Managers") with respect to the Custody Account. The Bank is authorized to act upon instructions received from any Investment Manager to the same extent that the Bank would act upon the instructions of persons named in the abovementioned certificate or separate list, provided that the Bank has received copies of the instruments appointing the Investment Manager and written confirmation from the Investment Manager evidencing his acceptance of such appointment. It is expressly understood that any Investment Manager appointed by the Company shall either be registered as an investment adviser under the Investment Advisers Act of 1940, be a bank as defined in that Act, or be an insurance





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                             company qualified to perform investment management
                             services under the laws of more than one state.

                             If the Company should choose to have
                             telecommunication or other means of direct access to the Bank's reporting system for Property in the Custody Account, pursuant to paragraph (e) of
                             Section 5, the Bank is also authorized to rely and act upon any instructions received by it through a terminal device, provided that such instructions are accompanied by code words which the Bank has furnished to the Company, or its delegated personnel, by any method mutually agreed to by the Bank and the Company, and which the Bank shall not have then been notified by the Company or any such delegate to cease to recognize, regardless whether such instructions shall in fact have been given or authorized by the Company or any such person. The Company's delegates shall be named by a certificate provided to the Bank from time to time by the Company's Secretary or an Assistant Secretary.

                    9.       FEES AND EXPENSES

                             Fees and expenses for the services rendered under this Agreement shall be mutually agreed upon by the parties in writing and the Bank shall have a lien on the Property in the Custody Account to secure payment of such fees and expenses. In addition, if the Company requires the Bank to advance cash or securities for any purpose or in the event that the Bank or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of its duties hereunder, except such as may arise for its or its nominee's negligent action, negligent failure to act, or willful misconduct, any Property at any time held for the Custody Account shall be security therefor and should the Company fail to reimburse the Bank promptly after request for payment, the Bank shall be entitled to dispose of such Property to the extent necessary to obtain reimbursement.

                    10.      TAX STATUS

                             The Company's Tax Identification Number is:
                             23-261457





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                    11.      TERMINATION

                             Either party may terminate this Agreement upon sixty (60) days written notice to the other.

                    12.      CONFIDENTIALITY

                             Subject to the foregoing provisions of this Agreement and subject to any applicable law, the Company and the Bank shall each use best efforts to maintain the confidentiality of matters concerning Property in the Custody Account.

                    13.      NOTICES AND MISCELLANEOUS

                             All notices and other communications hereunder, except for instructions and reports relating to the Property which are transmitted through the Bank's reporting system for Property in the Custody Account, shall be in writing, telex or telecopy or, if verbal, shall be promptly confirmed in writing, and shall be hand-delivered, telexed, telecopied or mailed by prepaid first class mail (except that notice of termination, if mailed, shall be by prepaid registered or certified mail) to each party at its address set forth above, if to the Company, marked "Attention" ROSANNE GATTA and if to the Bank, marked
                             "Citibank as Custodian for MARKET STREET FUND INC. INTL. PORT", or at such other address as each party may give notice of to the other. This Agreement may not be amended except by writing signed by the party against whom enforcement is sought. This Agreement shall not be assignable by either party without the written consent of the other. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. This Agreement contains the entire agreement between the Company and the Bank relating to custody of Property and supersedes all prior agreements on this subject.

                             The captions of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience, and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.





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                             This Agreement shall be governed by and construed
                             according to the laws of the State of New York.


             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.


   CITIBANK, N,A.                         THE MARKET STREET FUND

   By:         [sig]                      By:            [sig]
      ---------------------------            ------------------------

   Title:  VICE PRESIDENT                 Title:      TREASURER
         ------------------------               ---------------------


   Attest:     [sig]                      Attest:        [sig]
          -----------------------                --------------------
           REGINALD MONACHINO
             Vice President





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